Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

1.Registration Statements (Forms S-3 No. 333-53486, No. 333-66688, No. 333-86542, No. 333-104956, No. 333-197433, No. 333-223420 and No. 333-252368) and related Prospectuses of Assertio Holdings, Inc.,

2.Registration Statements (Forms S-4 No. 333-237599) of Assertio Holdings, Inc., and

3.Registration Statements (Forms S-8 No. 333-116697, No. 333-145291, No. 333-156538, No. 333-167015, No. 333-181710, No. 333-196263, No. 333-211642, No. 333-211643, No. 333-224924, No. 333-228290, No. 333-231366, No. 333-238925 and No. 333-238926) pertaining to the 2004 Equity Incentive Plan, the Second and Amended and Restated 2004 Employee Stock Purchase Plan, the Amended and Restated 2014 Omnibus Incentive Plan, the Inducement Award Program of Assertio Holdings, Inc. and Zyla Life Sciences Amended and Restated 2019 Stock-Based Incentive Compensation Plan

of our report dated March 12, 2021, except for the effects of the 1-for-4 reverse stock split and for the effect of the reclassification discussed in Note 1, as to which the date is March 10, 2022, with respect to the consolidated financial statements and schedule of Assertio Holdings, Inc., included in this Annual Report (Form 10-K) of Assertio Holdings, Inc. for the year ended December 31, 2021.

/s/ Ernst & Young LLP
Chicago, Illinois
March 10, 2022